                                                                    EXHIBIT 12.1

                                           VIATEL
                             RATIO OF COMBINED FIXED CHARGES AND
          PREFERRED STOCK DIVIDENDS TO EARNINGS AND RATIO OF EARNINGS TO FIXED CHARGES

                                                FOR THE YEARS ENDED DECEMBER 31,
                               ------------------------------------------------------------------
                                                                                        PRO FORMA
                                 1995       1996       1997       1998        1999        1999
                               --------   --------   --------   ---------   ---------   ---------
                                                     (DOLLARS IN THOUSANDS)
Earnings Section 229.503(d)(1)
  Net loss...................  $(28,476)  $(38,375)  $(43,044)  $(127,304)  $(217,836)  $(217,836)
  Fixed Charges..............     9,681     11,426     13,056      86,402     150,848     202,771
  Preferred Dividends........                                      (3,301)     (1,341)    (15,291)
  Interest--Capitalized......      (508)       (67)      (164)     (3,322)    (10,075)    (10,075)
                               --------   --------   --------   ---------   ---------   ---------
                               $(19,303)  $(27,016)  $(30,152)  $ (47,525)  $ (78,404)  $ (40,431)
                               ========   ========   ========   =========   =========   =========
Fixed Charges
  Section 229.503(d)(1)
  Interest--Expensed*........  $  8,856   $ 10,848   $ 12,450   $  79,177   $ 137,409   $ 175,382
  Interest--Capitalized......       508         67        164       3,322      10,075      10,075
  Preferred Dividends........                                       3,301       1,341      15,291
  Lease Expense...............      317        511        442         602       2,023       2,023
                               --------   --------   --------   ---------   ---------   ---------
                               $  9,681   $ 11,426   $ 13,056   $  86,402   $ 150,848   $ 202,771
                               ========   ========   ========   =========   =========   =========
Ratio of Combined Fixed
  Charges and Preferred Stock
  Dividends to Earnings**....     (0.50)     (0.42)     (0.43)      (1.82)      (1.92)      (5.02)
                               ========   ========   ========   =========   =========   =========
Ratio of Earnings to
  Fixed Charges**............     (1.99)     (2.36)     (2.31)      (0.55)      (0.52)      (0.20)
                               ========   ========   ========   =========   =========   =========
Deficiency of Earnings to
  Fixed Charges..............  $(28,984)  $(38,442)  $(43,208)  $(133,927)  $(229,252)  $(243,202)
                               ========   ========   ========   =========   =========   =========

                                FOR THE SIX MONTHS ENDED JUNE 30,
                               --------------------------------------
                                                           PRO FORMA
                                  1999         2000          2000
                               ----------   -----------   -----------
                                       (DOLLARS IN THOUSANDS)
Earnings Section 229.503(d)(1)
  Net loss...................   $(82,596)    $(253,848)    $(253,848)
  Fixed Charges..............     68,592       127,498       142,925
  Preferred Dividends........     (1,341)      (11,726)      (15,640)
  Interest--Capitalized......     (4,690)      (10,708)      (10,708)
                                --------     ---------     ---------
                                $(20,035)    $(148,784)    $(137,271)
                                ========     =========     =========
Fixed Charges
  Section 229.503(d)(1)
  Interest--Expensed*........   $ 61,665     $ 102,594     $ 114,107
  Interest--Capitalized......      4,690        10,708        10,708
  Preferred Dividends........      1,341        11,726        15,640
  Lease Expense...............       896         2,470         2,470
                                --------     ---------     ---------
                                $ 68,592     $ 127,498     $ 142,925
                                ========     =========     =========
Ratio of Combined Fixed
  Charges and Preferred Stock
  Dividends to Earnings**....      (3.42)        (0.86)       (1.04)
                                ========     =========     =========
Ratio of Earnings to
  Fixed Charges**............      (0.29)        (1.17)       (0.96)
                                ========     =========     =========
Deficiency of Earnings to
  Fixed Charges..............   $(88,627)    $(276,282)    $(280,196)
                                ========     =========     =========

------------------------

* Includes accretion of senior discount notes and amortization of debt issue costs.

** The ratio of combined fixed charges and preferred stock dividends to earnings is calculated as fixed charges divided by earnings. The ratio of earnings to fixed charges is calculated as earnings divided by fixed charges. Fixed charges consist of interest on indebtedness, dividends on preferred stock and one-third of lease expense. Earnings were not sufficient to cover fixed charges by $29.0 million, $38.4 million, $43.2 million, $133.9 million, $229.3 million, $88.6 million, $276.3 million, $243.2 million, and $280.2 million for the years ended December 31, 1995, 1996, 1997, 1998, and 1999, and for the six months ended June 30, 1999 and 2000 and pro forma for the year ended December 31, 1999 and for the six months ended June 30, 2000, respectively.